Exhibit 23.3




       Consent of Independent Registered Public Accounting Firm


The Board of Directors
Financial Federal Corporation:


We consent to the incorporation by reference in the post effective amendment no. 1 to registration statement on Form S-3 ("Registration Statement") of Financial Federal Corporation of our report dated September 24, 2004, with respect to the consolidated balance sheets of Financial Federal Corporation and subsidiaries ("Financial Federal Corporation") as of July 31, 2004 and 2003, and the related consolidated income statements, statements of stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 2004, which report is included in the Annual Report on Form 10-K of Financial Federal Corporation for the year ended July 31, 2004 and to the reference to our firm under the heading "Experts" in the Registration Statement.



/s/ KPMG LLP
New York, New York
October 29, 2004